EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Boston, Massachusetts
June 24, 1999

                        PAGE AMERICA ANNOUNCES FILING OF
                     PREPACKAGED CHAPTER 11 LIQUIDATING PLAN

          On June 16, 1999, Page America Group, Inc. ("Page America") and its wholly-owned subsidiaries, Page America of New York, Inc., Adirondack Radio Telephone Co., Inc. and Page America of Pennsylvania Inc. (the "Debtors") filed Chapter 11 bankruptcy cases in the United States Bankruptcy Court for the Southern District of New York. The Debtors are represented by the New York law firm of Stroock & Stroock & Lavan LLP and the presiding judge is Jeffrey H. Gallet. In addition to filing customary "first day" papers, the Debtors filed a prepackaged and presolicited Plan and Disclosure Statement which contemplate the complete liquidation of the Debtors. The Plan was accepted, prior to the filing of the bankruptcy petitions, by the holders of the Debtors' 15% Subordinated Notes due 2003 and Page America's Series One Preferred Stock, which are the only holders of claims and interests in the Debtors that are entitled to vote on the Plan.

          The Debtors previously provided paging, messaging and information products and services through networks they owned and operated as radio common carriers under licenses from the Federal Communications Commission. On July 1, 1997, the Debtors sold substantially all of their assets to Metrocall, Inc. for cash and shares of Metrocall common stock and ceased operations.

          Generally, under the terms of the Plan, the holders of the Debtor's Subordinated Notes are to receive 70% of all amounts available for distribution after all other allowed claims for administrative expenses and general unsecured claims have been paid in full in cash. The remaining 30% of such available amounts are to be distributed 21% to the holders of Page America's Preferred Stock and 9% to the holders of the 16,024,585 outstanding shares of Page America Common Stock. At June 23, 1999, based on the assets held by the Debtors and the market value of the Metrocall common stock and known liabilities at that time, the maximum aggregate amount distributable to holders of the Subordinated Notes, Preferred Stock and Common Stock, less amounts to pay taxing authorities and other creditors, would have been approximately $9,780,000, $2,934,000 and $1,257,000, respectively. The actual distributions will be more or less depending primarily on the market value of the Metrocall common stock for a specified period prior to the Effective Date of the Plan and subject to any claims that arise in connection with the Plan. The distributions to holders of the Subordinated Notes and Preferred Stock will be in cash, to the extent available, and shares of Metrocall common stock, while holders of Page America Common Stock will receive cash.

Contact:
David Barry or Mark Greene
617-330-8950